LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORT OBLIGATIONS

The undersigned hereby constitutes and appoints each of T. Kent Farr, Daniel L. Urness, and James P. Glew, or any of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact, with full power to act in his name, place, and stead, for the limited purpose to:

(1) execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer of Cavco Industries, Inc., a Delaware corporation (the “Company”), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and with any stock exchange, national market system, or similar authority.

The Limited Power of Attorney supersedes any Section 16 power of attorney previously granted by the undersigned with respect to the undersigned’s holdings of and transactions in securities issued by the Company and shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Limited Power of Attorney to be executed as of this 6th day of July, 2012.

/s/ Larry Keener
Larry Keener